Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 www.codexis.com

Codexis Reports Third Quarter 2011 Results

Revenue grows 23% year over year to $33 million

Redwood City, CA – November 1, 2011 – Codexis, Inc. (NASDAQ: CDXS) today announced financial results for the third quarter ended September 30, 2011.

Third Quarter Financial Highlights:

Revenue: For the third quarter of 2011, the company reported revenues of $33.3 million, an increase of 23% from $27.1 million in the third quarter of 2010. Product revenue of $12.2 million increased 29% over the prior year quarter driven primarily by an increase in product sales to both generic and innovator pharmaceutical customers. Collaborative R&D revenue of $19.2 million increased from $17.2 million in the third quarter of 2010, driven mainly by milestones earned in the company’s Shell collaboration and by funded research for Codexis’ carbon capture program.

Operating Expenses: Research and development expenses in the third quarter of 2011 were $16.8 million, compared to $13.1 million for the third quarter of 2010. The increase was primarily due to additional headcount, an increase in amortization related to intellectual property purchased from Maxygen, Inc. and stock compensation expenses. Selling, general and administrative expenses in the third quarter of 2011 increased to $8.9 million compared to $7.9 million over the same period of 2010, driven by higher stock compensation expense and higher compensation expense due to headcount increases.

Net Loss: Net loss was ($2.7) million, or ($0.08) per share, based on 35.9 million weighted average common shares outstanding in the third quarter of 2011. This compares to a net loss of ($2.7) million or ($0.08) per share during the third quarter of 2010.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA increased from $2.1 million in the third quarter of 2010 to $2.6 million in 2011. Adjusted EBITDA is calculated by adjusting net loss for net interest, income taxes, depreciation, amortization, stock-based compensation and preferred stock warrant fair market valuation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents and marketable securities at September 30, 2011, decreased to $70.6 million compared to $72.4 million at June 30, 2011. The company generated $2.7 million in cash from operations in the third quarter.

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Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full year 2011, Codexis forecasts revenues of $120 million or greater, which would represent growth of 12% or greater compared to 2010. Codexis expects 2011 Adjusted EBITDA will be $5 million or greater.

Recent Events

On October 24, 2011, Codexis announced that one year after launch, its Codex® Screening Kits are in use or in evaluation in manufacturing process development at 50 pharmaceutical companies worldwide. Codex® Screening Kits were introduced in October 2010. Pharmaceutical and fine chemical companies including Merck, Roche, DSM and Dainippon Sumitomo are among the global customers using Codex® Screening Kits and Codex® Panels to reduce pharmaceutical manufacturing process development time and cost. In addition, more than 10,000 kilograms of various enzymes used in commercial pharmaceutical intermediates production processes have been manufactured by the company’s enzyme production partners.

On October 11, 2011, Codexis announced that Achilles Antonio Clement has been named Director, Latin America. Mr. Clement joined Codexis from DuPont in Latin America. He will head the newly-formed Codexis do Brasil Participacoes Ltda., Codexis’ Brazilian subsidiary, and will manage Codexis’ expanding role in Latin America.

On September 27, 2011, Codexis and Raizen Energia S.A. announced the signing of a joint development agreement to develop an improved first generation ethanol process with enhanced performance economics. Under the terms of the agreement, Raizen and Codexis will deploy the Codexis CodeEvolver(TM) directed evolution technology platform to improve Raizen’s current process for producing ethanol made from sugar.

Conference Call

Codexis will hold a conference call for investors on November 1, 2011 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679, access code 54501345. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 84268524 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

About Codexis, Inc.

Codexis is an industrial biotechnology company producing high value sustainable chemicals, clean fuels, cost effective pharmaceutical processes and renewable bioindustrial ingredients to make industry more efficient, productive and profitable. Partners include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

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Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ forecast for 2011 revenue and Adjusted EBITDA, and Codexis’ ability to improve Raízen’s ethanol process. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results include the risks that our operating results may fluctuate in the future, that we have a history of net losses and that we may be unable to successfully commercialize our technology in biofuels. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2011, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% change	2011	2010	% change
Revenues:
Product	$12,199	$9,491	29%	$33,528	$24,250	38%
Collaborative research and development	19,201	17,243	11%	54,073	49,450	9%
Government grants	1,882	379	397%	2,771	3,593	-23%

Total revenues	33,282	27,113	23%	90,372	77,293	17%

Costs and operating expenses:
Cost of product revenues	9,958	8,563	16%	28,713	19,856	45%
Gross margin $	2,241	928	141%	4,815	4,394	10%
Gross margin %	18%	10%		14%	18%

Research and development	16,786	13,070	28%	45,502	39,056	17%
Selling, general and administrative	8,871	7,940	12%	27,160	25,192	8%

Total costs and operating expenses	35,615	29,573	20%	101,375	84,104	21%

Loss from operations	(2,333)	(2,460)	-5%	(11,003)	(6,811)	62%

Interest income	76	61	25%	195	135	44%
Interest expense and other, net	(411)	(35)	1074%	(378)	(1,047)	-64%

Loss before provision for income taxes	(2,668)	(2,434)	10%	(11,186)	(7,723)	45%
Provision for income taxes	74	298	-75%	68	324	-79%

Net loss	$(2,742)	$(2,732)	0%	$(11,254)	$(8,047)	40%

Net loss per share of common stock, basic and diluted	$(0.08)	$(0.08)		$(0.32)	$(0.38)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	35,919	34,200		35,576	21,272

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$30,132	$72,396
Marketable securities	19,503	—
Accounts receivable, net	19,325	15,333
Inventories	5,240	2,817
Prepaid expenses and other current assets	2,837	1,646

Total current assets	77,037	92,192

Restricted cash	1,511	1,466
Non-current marketable securities	21,020	1,650
Property and equipment, net	23,321	21,452
Intangible assets, net	17,372	20,158
Goodwill	3,241	3,241
Other non-current assets	1,120	1,141

Total assets	$144,622	$141,300

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$7,509	$9,208
Accrued compensation	6,165	8,107
Other accrued liabilities	12,100	5,630
Deferred revenues	8,632	4,539

Total current liabilities	34,406	27,484

Deferred revenues, net of current portion	1,871	5,074
Other long-term liabilities	1,870	1,381

Total liabilities	38,147	33,939

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	285,650	275,540
Accumulated other comprehensive income (loss)	223	(34)
Accumulated deficit	(179,402)	(168,149)

Total stockholders’ equity	106,475	107,361

Total liabilities, and shareholders’ equity	$144,622	$141,300

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net loss	$(11,254)	$(8,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,787	402
Depreciation and amortization of property and equipment	5,678	5,298
Revaluation of redeemable convertible preferred stock warrant liability	—	677
Loss (gain) on disposal of property and equipment	31	—
Gain from extinguishment of asset retirement obligation	(124)	—
Stock-based compensation	7,393	6,466
Accretion of asset retirement obligation	27	—
Amortization of debt discount	—	70
Accretion (amortization) of premium/discount on marketable securities	501	511
Changes in operating assets and liabilities:
Accounts receivable	(3,991)	(8,132)
Inventories	(2,423)	(331)
Prepaid expenses and other current assets	(844)	(213)
Other assets	20	2,602
Accounts payable	(1,699)	(1,360)
Accrued compensation	(1,942)	(472)
Other accrued liabilities	7,355	(4,247)
Deferred revenues	891	(9,276)

Net cash provided by (used in) operating activities	2,406	(16,052)

Investing activities:
(Increase) decrease in restricted cash	(46)	65
Purchase of property and equipment	(7,813)	(4,740)
Purchase of marketable securities	(50,900)	(49,051)
Proceeds from sale of marketable securities	5,008	1,605
Proceeds from maturities of marketable securities	6,500	70,696

Net cash provided by (used in) investing activities	(47,251)	18,575

Financing activities:
Principal payments on financing obligations	—	(3,979)
Payments in preparation for initial public offering	—	(3,870)
Proceeds from issuance of common stock on IPO, net of underwriting discounts	—	72,551
Proceeds from exercises of stock options	2,476	279

Net cash provided by (used in) financing activities	2,476	64,981

Effect of exchange rate changes on cash and cash equivalents	105	(15)

Net increase in cash and cash equivalents	(42,264)	67,489
Cash and cash equivalents:
Beginning of the period	72,396	31,785

End of the period	30,132	99,274

Marketable securities at the end of period	40,523	47,306

Cash, cash equivalents and marketable securities	$70,655	$146,580

Reclassification of preferred stock warrant from liability to additional paid-in capital		$2,686

Conversion of preferred stock to common stock and additional paid-in capital		$179,672

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Reconciliation of GAAP to Non-GAAP Financial Information

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net loss to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Calculation of Adjusted EBITDA	2011	2010	2011	2010
Net loss	$(2,742)	$(2,732)	$(11,254)	$(8,047)

Adjustments:
Minus: Interest income	(76)	(61)	(195)	(135)
Plus: Interest expense	—	130	—	524
Plus: Income taxes	74	298	68	324
Plus: Depreciation and amortization	2,846	1,948	8,465	5,700
Plus: Stock-based compensation	2,536	2,548	7,393	6,466
Plus: Preferred stock warrant fair market valuation adjustment	—	—	—	677

Adjusted EBITDA	$2,638	$2,131	$4,477	$5,509

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Henk Adriaenssens, ir@codexis.com, 650-421-8331

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com,

212-827-3771.

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